Exhibit 99.1

Interlink Electronics Reports First Quarter 2022 Results

Revenue Increased 27% From Prior Year, and 23% Sequentially From Prior Quarter

May 5, 2022 1:00 PM PDT

IRVINE, CA – (Business Wire) – Interlink Electronics, Inc. (NASDAQ: LINK), an industry-leading trusted advisor and technology partner in the advancing world of human-machine interface (HMI) and force-sensing technologies, today announced its financial results for the three months ended March 31, 2022. Revenue for the quarter was $2.0 million, up 27% from the prior year period on increased shipments of our sensor products and solutions, and up 23% sequentially from the three months ended December 31, 2021. Gross margin increased to 62% on efficiencies from the higher volume of sales.

Consolidated Financial Highlights

(Amounts in thousands except per share data and percentages)

	Three months ended March 31,
Consolidated Financial Results	2022	2021	$ ∆	% ∆
Revenue	$1,991	$1,568	$423	27.0%
Gross profit	$1,241	$874	$367	42.0%
Gross margin	62.3%	55.7%

Income (loss) from operations	$18	$(60)	$78	130.0%

Net income (loss)	$142	$(43)	$185	430.2%
Earnings (loss) per common share – diluted	$0.01	$(0.01)	$0.02	200.0%

•	Revenue in the first quarter of 2022 increased 27% to $2.0 million from $1.6 million in the same year-ago period, primarily due to higher demand of our custom products in the medical market and for our standard products, offset by lower shipments of our custom products in the consumer market. Demand in the medical market continues to recover from the restrictive effects of the pandemic which previously impacted our customers’ ability to install devices in hospitals, while the decrease in shipments to our consumer market customers was primarily due to a design change by one of our largest consumer products customers.

•	Gross margin increased to 62.3% in the current quarter from 55.7% in the year-ago quarter. Gross margin is impacted by our sales volume, the mix of products and customers, and production efficiencies.

•	Income/loss from operations was an operating income of $18 thousand for the first quarter of 2022, compared with an operating loss of $60 thousand in the same period in 2021. Operating income/loss was impacted by higher operating expenses in the current quarter due to increased engineering and administrative headcount and increased professional fees, and due to the prior year having included the $186 thousand benefit from forgiveness of the PPP loan.

•	In the first quarter of 2022, after-tax net income/loss was net income of $142 thousand, or $0.01 per diluted share, compared to a net loss of $43 thousand, or $0.01 per diluted share, in the same year-ago period.

•	Interlink ended the quarter with $8.1 million in cash and cash equivalents, and $2.3 million in marketable securities.

“We are pleased with our quarterly results, and we continue to see an increase in commercial activity,” said Steven N. Bronson, Chairman, President, and CEO of Interlink Electronics. “We are committed to expanding our sales and technical support resources to drive new customer opportunities.

“We continue to actively pursue acquisitions that are part of our accelerated growth plans,” added Mr. Bronson.

About Interlink Electronics, Inc.

Interlink Electronics is a world-leading trusted provider of HMI, sensor, and IoT solutions. In addition to standard product offerings, Interlink utilizes its expertise in materials science, manufacturing, firmware, and software to produce in-house system solutions for custom applications. For 35 years, Interlink has led the printed electronics industry in the commercialization of its patented Force Sensing Resistor® technology and has supplied some of the world’s top electronics manufacturers with intuitive sensor and interface technologies like the VersaPad and the new VersaPad Plus, which boasts the largest active surface area of any resistive touchpad. It also has a proven track record of supplying technological solutions for mission-critical applications in a diverse range of markets—including medical, automotive, consumer electronics, telecommunications, and industrial control—providing standard and custom-designed sensors that give engineers the flexibility and functionally they seek in today’s sophisticated electronic devices. Interlink serves an international customer base from its headquarters in Irvine, California, and world-class materials science lab and R&D center in Camarillo, California. They are supported by strategic global locations covering manufacturing, distribution, and sales support. For more information, please visit InterlinkElectronics.com.

Forward Looking Statements

This release contains forward-looking statements. Forward-looking statements include, but are not limited to, the company’s views on future financial performance and are generally identified by phrases such as “thinks,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the company’s industry, R&D initiatives, competition and capital requirements. Other factors and uncertainties that could affect the company’s forward-looking statements include, among other things, the following: our success in predicting new markets and the acceptance of our new products; efficient management of our infrastructure; the pace of technological developments and industry standards evolution and their effect on our target product and market choices; the effect of outsourcing technology development; changes in the ordering patterns of our customers; a decrease in the quality and/or reliability of our products; protection of our proprietary intellectual property; competition by alternative sophisticated as well as generic products; continued availability of raw materials for our products at competitive prices; disruptions in our manufacturing facilities; risks of international sales and operations including fluctuations in exchange rates; compliance with regulatory requirements applicable to our manufacturing operations; and customer concentrations. Additional factors that could cause actual results to differ materially from those anticipated by our forward-looking statements are under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report (Form 10-K) or Quarterly Report (Form 10-Q) filed with the Securities and Exchange Commission. Forward-looking statements are made as of the date of this release, and we expressly disclaim any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Interlink Electronics, Inc.

IR@iefsr.com

Steven N. Bronson, CEO

805-623-4184

INTERLINK ELECTRONICS, INC.
CONENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	March 31,	December 31,
	2022	2021

	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$8,130	$10,777
Restricted cash	5	5
Marketable securities	2,335	—
Accounts receivable, net	1,300	1,080
Inventories	799	814
Prepaid expenses and other current assets	388	391
Total current assets	12,957	13,067
Property, plant and equipment, net	290	338
Intangible assets, net	116	131
Right-of-use assets	119	163
Deferred tax assets	8	8
Other assets	42	72
Total assets	$13,532	$13,779

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$333	$338
Accrued liabilities	251	507
Lease liabilities, current	114	138
Accrued income taxes	66	54
Total current liabilities	764	1,037

Long-term liabilities
Lease liabilities, long-term	14	37
Total long-term liabilities	14	37
Total liabilities	778	1,074

Stockholders’ equity
Preferred stock	2	2
Common stock	7	7
Additional paid-in-capital	62,552	62,552
Accumulated other comprehensive income	103	96
Accumulated deficit	(49,910)	(49,952)
Total stockholders’ equity	12,754	12,705
Total liabilities and stockholders’ equity	$13,532	$13,779

INTERLINK ELECTRONICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended March 31,
	2022	2021

	(in thousands, except per share data)
Revenue, net	$1,991	$1,568
Cost of revenue	750	694
Gross profit	1,241	874
Operating expenses:
Engineering, research and development	263	217
Selling, general and administrative	960	717
Total operating expenses	1,223	934
Income (loss) from operations	18	(60)
Other income (expense):
Other income (expense), net	155	10
Income (loss) before income taxes	173	(50)
Income tax expense (benefit)	31	(7)
Net income (loss)	$142	$(43)

Net income (loss) applicable to common stockholders	$42	$(43)
Earnings (loss) per common share – basic and diluted	$0.01	$(0.01)
Weighted average common shares outstanding – basic and diluted	6,602	6,601